EXHIBIT 10.21



                                   CREDIT AGREEMENT

                             DATED AS OF OCTOBER 31, 1996

                                       AMONG

                          ESTERLINE TECHNOLOGIES CORPORATION
                                        AND
                   CERTAIN OF ITS SUBSIDIARIES THAT ARE PARTY HERETO,



                            BANK OF AMERICA NATIONAL TRUST
                               AND SAVINGS ASSOCIATION,
                                      AS AGENT,

                                         AND

                    THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                     ARRANGED BY


                                BA SECURITIES, INC.



     SECTION                                                   PAGE

                            TABLE OF CONTENTS


                             ARTICLE I
                            DEFINITIONS  . . . . . . . . . . . . 1

 1.01 Certain Defined Terms  . . . . . . . . . . . . . . . . . . 1
 1.02 Other Interpretive Provisions  . . . . . . . . . . . . .  18
 1.03 Accounting Principles  . . . . . . . . . . . . . . . . .  19

                             ARTICLE II
                             THE CREDITS  . . . . . . . . . . . 20

 2.01 The Revolving Credit . . . . . . . . . . . . . . . . . .  20
 2.02 Loan Accounts  . . . . . . . . . . . . . . . . . . . . .  20
 2.03 Procedure for Borrowing  . . . . . . . . . . . . . . . .  20
 2.04 Conversion and Continuation Elections  . . . . . . . . .  21
 2.05 Voluntary Termination or Reduction of Commitments  . . .  23
 2.06 Optional Prepayments . . . . . . . . . . . . . . . . . .  23
 2.07 Cash Collateralization; Mandatory Prepayments of Loans .  23
 2.08 Repayment  . . . . . . . . . . . . . . . . . . . . . . .  23
 2.09 Interest . . . . . . . . . . . . . . . . . . . . . . . .  24
 2.10 Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      (a)  Agency Fees . . . . . . . . . . . . . . . . . . . .  24
      (b)  Commitment Fees . . . . . . . . . . . . . . . . . .  24
 2.11 Computation of Fees and Interest . . . . . . . . . . . .  25
 2.12 Payments by the Companies  . . . . . . . . . . . . . . .  25
 2.13 Payments by the Banks to the Agent . . . . . . . . . . .  26
 2.14 Sharing of Payments, etc.  . . . . . . . . . . . . . . .  26

                            ARTICLE III
                       THE LETTERS OF CREDIT . . . . . . . . .  27

 3.01 The Letter of Credit Subfacility . . . . . . . . . . . .  27
 3.02 Issuance, Amendment and Renewal of Letters of Credit . .  28
 3.03 Existing Letters of Credit; Risk Participations,
       Drawings and Reimbursements   . . . . . . . . . . . . .  30
 3.04 Repayment of Participations  . . . . . . . . . . . . . .  31
 3.05 Role of the Issuing Bank . . . . . . . . . . . . . . . .  32
 3.06 Obligations Absolute . . . . . . . . . . . . . . . . . .  33
 3.07 Cash Collateral Pledge . . . . . . . . . . . . . . . . .  34
 3.08 Letter of Credit Fees  . . . . . . . . . . . . . . . . .  34
 3.09 Uniform Customs and Practice . . . . . . . . . . . . . .  35


                            ARTICLE IV
             TAXES, YIELD PROTECTION AND ILLEGALITY  . . . . .  35

  4.01     Taxes  . . . . . . . . . . . . . . . . . . . . . . . 35
  4.02     Illegality . . . . . . . . . . . . . . . . . . . . . 36
  4.03     Increased Costs and Reduction of Return  . . . . . . 36
  4.04     Funding Losses . . . . . . . . . . . . . . . . . . . 37
  4.05     Inability to Determine Rates . . . . . . . . . . . . 38
  4.06     Reserves on Offshore Rate Loans  . . . . . . . . . . 38
  4.07     Certificates of Banks  . . . . . . . . . . . . . . . 38
  4.08     Survival . . . . . . . . . . . . . . . . . . . . . . 38

                            ARTICLE V
                       CONDITIONS PRECEDENT   . . . . . . . . . 38

  5.01     Conditions of Initial Credit Extension . . . . . . . 38
           (a)     Credit Agreement; Notes  . . . . . . . . . . 39
           (b)     Resolutions; Incumbency  . . . . . . . . . . 39
           (c)     Organization Documents; Good Standing  . . . 39
           (d)     Legal Opinions . . . . . . . . . . . . . . . 39
           (e)     Certificate  . . . . . . . . . . . . . . . . 39
           (f)     Termination of Existing Facility . . . . . . 40
           (g)     Other Documents  . . . . . . . . . . . . . . 40
  5.02     Conditions to All Credit Extensions  . . . . . . . . 40
           (a)     Notice; Application  . . . . . . . . . . . . 40
           (b)     Continuation of Representations and
                     Warranties . . . . . . . . . . . . . . . . 40
           (c)     No Existing Default  . . . . . . . . . . . . 40

                            ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES  . . . . . .  41

  6.01     Corporate Existence and Power  . . . . . . . . . . . 41
  6.02     Corporate Authorization; No Contravention  . . . . . 41
  6.03     Governmental Authorization . . . . . . . . . . . . . 41
  6.04     Binding Effect . . . . . . . . . . . . . . . . . . . 41
  6.05     Litigation . . . . . . . . . . . . . . . . . . . . . 42
  6.06     No Default . . . . . . . . . . . . . . . . . . . . . 42
  6.07     ERISA Compliance . . . . . . . . . . . . . . . . . . 42
  6.08     Use of Proceeds; Margin Regulations  . . . . . . . . 43
  6.09     Title to Properties  . . . . . . . . . . . . . . . . 43
  6.10     Taxes  . . . . . . . . . . . . . . . . . . . . . . . 43
  6.11     Financial Condition  . . . . . . . . . . . . . . . . 43
  6.12     Environmental Matters  . . . . . . . . . . . . . . . 43
  6.13     Regulated Entities . . . . . . . . . . . . . . . . . 44
  6.14     No Burdensome Restrictions . . . . . . . . . . . . . 44
  6.15     Copyrights, Patents, Trademarks and Licenses, etc. . 44
  6.16     Subsidiaries . . . . . . . . . . . . . . . . . . . . 44
  6.17     Insurance  . . . . . . . . . . . . . . . . . . . . . 44
  6.18     Swap Obligations . . . . . . . . . . . . . . . . . . 44
  6.19     Full Disclosure  . . . . . . . . . . . . . . . . . . 45

                           ARTICLE VII
                   AFFIRMATIVE COVENANTS  . . . . . . . . . . . 45

  7.01     Financial Statements . . . . . . . . . . . . . . . . 45
  7.02     Certificates; Other Information  . . . . . . . . . . 46
  7.03     Notices  . . . . . . . . . . . . . . . . . . . . . . 46
  7.04     Preservation of Corporate and
             Partnership Existence, etc.  . . . . . . . . . . . 47
  7.05     Maintenance of Property  . . . . . . . . . . . . . . 48
  7.06     Insurance  . . . . . . . . . . . . . . . . . . . . . 48
  7.07     Payment of Obligations . . . . . . . . . . . . . . . 48
  7.08     Compliance with Laws . . . . . . . . . . . . . . . . 49
  7.09     Inspection of Property and Books and Records . . . . 49
  7.10     Environmental Laws . . . . . . . . . . . . . . . . . 49
  7.11     Use of Proceeds  . . . . . . . . . . . . . . . . . . 49

                             ARTICLE VIII
                          NEGATIVE COVENANTS  . . . . . . . . . 49

  8.01     Limitation on Liens  . . . . . . . . . . . . . . . . 49
  8.02     Disposition of Assets  . . . . . . . . . . . . . . . 51
  8.03     Consolidations and Mergers . . . . . . . . . . . . . 52
  8.04     Loans and Investments  . . . . . . . . . . . . . . . 52
  8.05     Limitation on Indebtedness . . . . . . . . . . . . . 53
  8.06     Transactions with Affiliates . . . . . . . . . . . . 54
  8.07     Use of Proceeds  . . . . . . . . . . . . . . . . . . 54
  8.08     Contingent Obligations . . . . . . . . . . . . . . . 55
  8.09     [Intentionally omitted.] . . . . . . . . . . . . . . 55
  8.10     Restricted Payments  . . . . . . . . . . . . . . . . 55
  8.11     ERISA  . . . . . . . . . . . . . . . . . . . . . . . 55
  8.12     Change in Business . . . . . . . . . . . . . . . . . 56
  8.13     Change in Fiscal Year  . . . . . . . . . . . . . . . 56
  8.14     [Intentionally omitted.] . . . . . . . . . . . . . . 56
  8.15     Minimum Consolidated Net Worth . . . . . . . . . . . 56
  8.16     Maximum Leverage Ratio . . . . . . . . . . . . . . . 56
  8.17     Minimum Fixed Charge Coverage Ratio  . . . . . . . . 56

                                ARTICLE IX
                             EVENTS OF DEFAULT  . . . . . . . . 57

  9.01     Event of Default . . . . . . . . . . . . . . . . . . 57
           (a)     Non-Payment  . . . . . . . . . . . . . . . . 57
           (b)     Representation or Warranty . . . . . . . . . 57
           (c)     Specific Defaults  . . . . . . . . . . . . . 57
           (d)     Other Defaults . . . . . . . . . . . . . . . 57
           (e)     Cross-Default  . . . . . . . . . . . . . . . 57
           (f)     Insolvency; Voluntary Proceedings  . . . . . 58
           (g)     Involuntary Proceedings  . . . . . . . . . . 58
           (h)     ERISA  . . . . . . . . . . . . . . . . . . . 58
           (i)     Monetary Judgments . . . . . . . . . . . . . 58
           (j)     Non-Monetary Judgments . . . . . . . . . . . 59
           (k)     Change of Control  . . . . . . . . . . . . . 59
           (l)     Loss of Licenses . . . . . . . . . . . . . . 59
           (m)     Adverse Change . . . . . . . . . . . . . . . 59
           (n)     Guarantor Defaults . . . . . . . . . . . . . 59
  9.02     Remedies . . . . . . . . . . . . . . . . . . . . . . 59
  9.03     Rights Not Exclusive . . . . . . . . . . . . . . . . 60
  9.04     Certain Financial Covenant Defaults  . . . . . . . . 60

                             ARTICLE X
                             THE AGENT  . . . . . . . . . . . . 60

  10.01    Appointment and Authorization; "Agent" . . . . . . . 60
  10.02    Delegation of Duties . . . . . . . . . . . . . . . . 61
  10.03    Liability of Agent . . . . . . . . . . . . . . . . . 61
  10.04    Reliance by Agent  . . . . . . . . . . . . . . . . . 61
  10.05    Notice of Default  . . . . . . . . . . . . . . . . . 62
  10.06    Credit Decision  . . . . . . . . . . . . . . . . . . 62
  10.07    Indemnification of Agent . . . . . . . . . . . . . . 63
  10.08    Agent in Individual Capacity . . . . . . . . . . . . 63
  10.09    Successor Agent  . . . . . . . . . . . . . . . . . . 63
  10.10    Withholding Tax  . . . . . . . . . . . . . . . . . . 64

                             ARTICLE XI
                            MISCELLANEOUS . . . . . . . . . . . 65

  11.01    Amendments and Waivers . . . . . . . . . . . . . . . 65
  11.02    Notices  . . . . . . . . . . . . . . . . . . . . . . 66
  11.03    No Waiver; Cumulative Remedies . . . . . . . . . . . 66
  11.04    Costs and Expenses . . . . . . . . . . . . . . . . . 67
  11.05    Indemnity  . . . . . . . . . . . . . . . . . . . . . 67
           (a)     General Indemnity  . . . . . . . . . . . . . 67
           (b)     Environmental Indemnity  . . . . . . . . . . 68
           (c)     Survival; Defense  . . . . . . . . . . . . . 68
           (d)     Existing Indemnification Rights  . . . . . . 68
  11.06    Payments Set Aside . . . . . . . . . . . . . . . . . 68
  11.07    Successors and Assigns . . . . . . . . . . . . . . . 69
  11.08    Assignments, Participations, etc.  . . . . . . . . . 69
  11.09    Confidentiality  . . . . . . . . . . . . . . . . . . 70
  11.10    Set-off. . . . . . . . . . . . . . . . . . . . . . . 71
  11.11    [Intentionally Omitted]  . . . . . . . . . . . . . . 71
  11.12    Notification of Addresses, Lending Offices, etc. . . 71
  11.13    Termination of the Facility A Commitment
              under Existing Facility . . . . . . . . . . . . . 71
  11.14    Counterparts . . . . . . . . . . . . . . . . . . . . 72
  11.15    Severability . . . . . . . . . . . . . . . . . . . . 72
  11.16    No Third Parties Benefited . . . . . . . . . . . . . 72
  11.17    Governing Law and Jurisdiction . . . . . . . . . . . 72
  11.18    Waiver of Jury Trial . . . . . . . . . . . . . . . . 72
  11.19    Guaranty . . . . . . . . . . . . . . . . . . . . . . 73
           (a)     Guaranty . . . . . . . . . . . . . . . . . . 73
           (b)     Separate Obligation  . . . . . . . . . . . . 73
           (c)     Limitation of Guaranty . . . . . . . . . . . 74
           (d)     Liability of Guarantor . . . . . . . . . . . 74
           (e)     Consents of Guarantor  . . . . . . . . . . . 75
           (f)     Guarantor's Waivers  . . . . . . . . . . . . 76
           (g)     Financial Condition of Borrower  . . . . . . 77
           (h)     Subrogation  . . . . . . . . . . . . . . . . 77
           (i)     Subordination  . . . . . . . . . . . . . . . 77
           (j)     Continuing Guaranty  . . . . . . . . . . . . 78
           (k)     Reinstatement  . . . . . . . . . . . . . . . 78
           (l)     Substantial Benefits . . . . . . . . . . . . 79
           (m)     Knowing and Explicit Waivers . . . . . . . . 79
  11.20    Entire Agreement . . . . . . . . . . . . . . . . . . 80


                          SCHEDULES

      2.01             Commitments
      3.03             Existing Letters of Credit
      6.05             Litigation
      6.07             ERISA
      6.11             Permitted Liabilities
      6.12             Environmental Matters
      6.16             Subsidiaries and Minority Interests
      6.17             Insurance Matters
      8.01(a)          Permitted Liens
      8.05(b)          Permitted Indebtedness
      8.08(c)          Contingent Obligations
      11.02            Lending Offices; Addresses for Notices

                          EXHIBITS

      A                Form of Notice of Borrowing
      B                Form of Notice of Conversion/Continuation
      C                Form of Compliance Certificate
      D                Form of Legal Opinion of Companies  Counsel
      E                Form of Assignment and Acceptance
      F                Form of Promissory Note



                          CREDIT AGREEMENT
                          ----------------

         This CREDIT AGREEMENT is entered into as of October 31, 1996, by and among ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (hereinafter referred to as "Esterline"); the Subsidiaries of Esterline listed on the signature pages hereof (together with Esterline, collectively, the "Companies" and each individually, a "Company"); the several financial institutions party to this Agreement (collectively called the "Banks" and individually called a "Bank"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as the Issuing Bank (as defined below) and as agent for itself, the Banks and the Issuing Bank (in such capacity, the "Agent").

         WHEREAS, each of the Companies (i) has requested the Banks to make available to it Loans (as hereinafter defined) on a committed revolving loan basis from time to time in an aggregate principal amount for all of the Companies not to exceed at any time outstanding the aggregate total of the Commitments (as hereinafter defined) as in effect from time to time, and (ii) has requested the Issuing Bank to issue Letters of Credit (as hereinafter defined) for its account in an aggregate amount for all of the Companies not to exceed at any time the L/C Commitment (as hereinafter defined).

         WHEREAS, the Banks have agreed severally to make available to the Companies a revolving credit facility and the Issuing Bank has agreed to issue the Letters of Credit, in each case upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                 ARTICLE I

                                DEFINITIONS
                                -----------

         1.01 Certain Defined Terms. The following terms have the following meanings:

             "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, (c) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors or similar governing body of such Person, or (d) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that any Company or its Subsidiary is the surviving entity.

             "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, partnership interests, by contract, or otherwise.

             "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 10.09.

             "Agent-Related Persons" means BofA and any successor agent arising under Section 10.09, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

             "Agent's Payment Office" means the address for payments set forth on Schedule 11.02 or such other address as the Agent may from time to time specify.

             "Agreement" means this Credit Agreement.

             "Applicable Commitment Fee Percentage" means, on any date, the per annum percentage amount set forth below based on the ratio of Consolidated Funded Debt to EBITDA as set forth in Esterline's quarterly or annual financial statements most recently delivered to the Agent under Section 7.01:

                   Consolidated                 Applicable Commitment
              Funded Debt to EBITDA                 Fee Percentage
              ---------------------             ---------------------
          Greater than or equal to                    0.3750%
          2.50 to 1.00

          Less than 2.50 to 1.00 but                  0.2500%
          greater than or equal to 1.50
          to 1.00

          Less than 1.50 to 1.00                      0.2000%

             The Applicable Commitment Fee Percentage will become effective two (2) Business Days after receipt by the Agent of the Compliance Certificate delivered pursuant to Section 7.02(a) in connection with the quarterly or annual financial statements most recently delivered to the Agent under Section 7.01. In the event that such Compliance Certificate is not timely delivered to the Agent when required under Section 7.02(a), the Applicable Commitment Fee Percentage will be 0.3750%, effective two (2) Business Days after the date such Compliance Certificate was due until two (2) Business Days after such Compliance Certificate is received by the Agent. The initial Applicable Commitment Fee Percentage, based upon Companies financial performance for the fiscal quarter ending April 30, 1996, is 0.2000%.

             "Applicable Margin" means, on any date:

                 (i) with respect to each Base Rate Loan outstanding on
             such date, 0.00% per annum; and

                 (ii) with respect to each Offshore Rate Loan outstanding
             on such date, the applicable margin (on a per annum basis) set forth below based on the ratio of Consolidated Funded Debt to EBITDA as set forth in Esterline's quarterly or annual financial statements most recently delivered to the Agent under Section 7.01:

             Consolidated Funded Debt to EBITDA           Applicable Margin
             ----------------------------------           -----------------
             Greater than or equal to 3.00 to 1.00                1.250%

             Less than 3.00 to 1.00 but greater than or           1.000%
             equal to 2.50 to 1.00

             Less than 2.50 to 1.00 but greater than or           0.875%
             equal to 2.00 to 1.00

             Less than 2.00 to 1.00 but greater than or           0.625%
             equal to 1.50 to 1.00

             Less than 1.50 to 1.00                               0.500%

         The Applicable Margin will become effective two (2) Business
         Days after receipt by the Agent of the Compliance Certificate delivered pursuant to Section 7.02(a) in connection with the quarterly or annual financial statements most recently delivered to the Agent under Section 7.01. In the event that such Compliance Certificate is not timely delivered to the Agent when required under Section 7.02(a), the Applicable Margin will be 1.250%, effective two (2) Business Days after the date such Compliance Certificate was due until two (2) Business Days after such Compliance Certificate is received by the Agent. The initial Applicable Margin with respect to Offshore Rate Loans, based upon Companies financial performance for the fiscal quarter ending April 30, 1996, is 0.500%.

             "Arranger" means BA Securities, Inc., a Delaware corporation.

             "Assignee" has the meaning specified in Section 11.08(a).

             "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

             "Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include the Issuing Bank in its capacity as such unless the context otherwise requires. For purposes of clarification only, to the extent that the Issuing Bank may have any rights or obligations in addition to those of the Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

             "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. SECTION101, et seq.).

             "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the most recently announced Federal Funds Rate; and
         (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

             Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

             "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

             "BofA" means Bank of America National Trust and Savings Association, a national banking association.

             "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to any Company on the same day by the Banks under Article II, and may be a Borrowing or an L/C Borrowing and, other than in the case of Base Rate Loans and L/C Borrowings, having the same Interest Period.

             "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.

             "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

             "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

             "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meaning.

             "Change of Control" means the occurrence of either of the following: (a) any "person" or "group" (as such terms are used in subsections 13(d) and 14(d) of the Exchange Act and the regulations thereunder), is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then outstanding voting capital stock of Esterline, or (b) the Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of Esterline.

             "Closing Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied, made conditions subsequent or waived by all Banks.

             "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

             "Commitment," as to each Bank, has the meaning specified in
         Section 2.01.

             "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

             "Consolidated Funded Debt" means all Funded Debt of Esterline and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

             "Consolidated Net Income" and "Consolidated Net Loss" mean, respectively, for any period, the aggregate net income or loss for such period of Esterline and its Subsidiaries on a consolidated basis.

             "Consolidated Net Worth" means, as of any date of determination, Consolidated Total Assets minus Consolidated Total Liabilities.

             "Consolidated Total Assets" means, as of any date of determination, the total assets of Esterline and its Subsidiaries on a consolidated basis.

             "Consolidated Total Liabilities" means, as of any date of determination, the total liabilities of Esterline and its Subsidiaries on a consolidated basis.

             "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor,
         (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

             "Continuing Directors" means, as of any date, the collective reference to all members of the board of directors of Esterline who assumed office after such date and whose appointment or nomination for election by Esterline's shareholders was approved by a vote of at least 50% of the Continuing Directors in office immediately prior to such appointment or nomination.

             "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

             "Conversion/Continuation Date" means any date on which, under
         Section 2.04, any Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

             "Credit Extension" means and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder (including the Existing Letters of Credit).

             "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

             "Dollars," "dollars" and "$" each mean lawful money of the United States.

             "EBIT" means, for any period, Consolidated Net Income or Consolidated Net Loss, as the case may be, for such period, plus the sum of (a) interest expense, and (b) income tax expense, which were deductible in determining Consolidated Net Income or Consolidated Net Loss of Esterline and its Subsidiaries on a consolidated basis for such period.

             "EBITAR" means, for any period, EBIT for such period, plus the sum of (a) amortization expense, and (b) Rental Expense, which were deductible in determining Consolidated Net Income or Consolidated Net Loss of Esterline and its Subsidiaries on a consolidated basis for such period.

             "EBITDA" means, for any period, EBIT for such period, plus the sum of (a) depreciation expense, (b) amortization expense and (c) noncash items, which were deductible in determining Consolidated Net Income or Consolidated Net Loss of Esterline and its
         Subsidiaries on a consolidated basis for such period.

             "Effective Amount" means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

             "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000,
         (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States or the Cayman Islands; (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

             "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility of any of the Companies or their Subsidiaries for violation of any Environmental Law, or for release or injury to the environment.

             "Environmental Laws" means all federal, state, local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

             "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

             "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Company within the meaning of subsection 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to
         Section 412 of the Code).

             "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
         Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
         Section 4007 of ERISA, upon any Company or any ERISA Affiliate.

             "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate."

             "Event of Default" means any of the events or circumstances specified in Section 9.01.

             "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

             "Existing Facility" means the Amended and Restated Credit Agreement dated and effective as of September 18, 1989 among Esterline and certain of its Subsidiaries, BofA as successor by merger to Continental Bank, N.A. as "agent" and the several financial institutions party thereto, as amended from time to time in accordance with its terms.

             "Existing Letters of Credit" means the letters of credit described in Schedule 3.03.

             "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

             "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

             "Fee Letter" has the meaning specified in Section 2.10(a).

             "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

             "Funded Debt" of any Person means, as of the end of each fiscal quarter of such Person, (a) all Indebtedness of such Person (including with respect to any Loans hereunder) for borrowed money; (b) all noncontingent reimbursement or payment obligations of such Person with respect to Surety Instruments; (c) all obligations with respect to capital leases; (d) the current portion of all obligations of such Person arising with respect to preferred stock that is mandatorily redeemable by such Person; (e) all indebtedness referred to in clauses (a) through (d) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (f) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

             "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

             "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances and consistently applied.

             "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

             "Guarantor" means each of the Companies in its capacity as a "guarantor" under Section 11.19 of this Agreement or under any separate agreement executed by it pursuant to which it guarantees the Obligations.

             "Guaranteed Obligations" has the meaning specified in Section
         11.19.

             "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

             "Honor Date" has the meaning specified in Section 3.03(c).

             "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all noncontingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

         For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

             "Indemnified Liabilities" has the meaning specified in Section
         11.05.

             "Indemnified Person" has the meaning specified in Section
         11.05.

             "Independent Auditor" has the meaning specified in Section
         7.01(a).

             "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either event undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

             "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan, provided, however , that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

             "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which a Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by a Company in its Notice of Borrowing or Notice of Conversion/Continuation;

             provided that:

                 (i) if any Interest Period would otherwise end on a day
             that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                 (ii) any Interest Period pertaining to an Offshore Rate
             Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                 (iii) no Interest Period for any Loan shall extend beyond
             October 31, 2000.

             "Investments" has the meaning specified in Section 8.04.

             "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

             "Issuance Date" has the meaning specified in Section 3.01(a).

             "Issue" means, with respect to any Letter of Credit, to incorporate the Existing Letters of Credit into this Agreement, or to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

             "Issuing Bank" means BofA in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under Section 10.01(b) or Section 10.09, and any other Bank which, if required for legal or credit reasons, is willing to issue letters of credit hereunder.

             "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by any Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

             "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Pro Rata Share.

             "L/C Amendment Application" means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

             "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

             "L/C Borrower" means any Company for whose account a Letter of Credit is Issued pursuant to Article III.

             "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing under Section 3.03(c).

             "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit (including the Existing Letters of Credit) from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the amount of the aggregate Commitments less the Effective Amount of all Loans outstanding on such date. The L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

             "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

             "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

             "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, on Schedule 11.02, or such other office or offices as such Bank may from time to time notify the Companies and the Agent.

             "Letters of Credit" means the Existing Letters of Credit and any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by the Issuing Bank pursuant to Article III.

             "Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Debt to (b) the sum of Consolidated Funded Debt plus Consolidated Net Worth.

             "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

             "Loan" means an extension of credit by a Bank to any Company under Article II or Article III, and may be a Base Rate Loan, an Offshore Rate Loan or an L/C Advance (each, a " Type" of Loan).

             "Loan Documents" means this Agreement, any Notes, the Fee Letters, the L/C Related Documents and all other documents delivered to the Agent or any Bank in connection herewith.

             "Majority Banks" means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 66-2/3% of the Commitments.

             "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

             "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of Esterline (considering all of its assets), or of the Companies and their Subsidiaries taken as a whole, which would be expected to result in a material impairment of the ability of Esterline (considering all of its assets), or of Esterline and the other Companies taken as a whole, to perform under any Loan Document and to avoid any Default or Event of Default; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company or any Guarantor of any Loan Document.

             "Multiemployer Plan" means a "multiple employer plan" or a "multiemployer plan," within the meaning of Sections 4064(a) and 4001(a)(3) of ERISA, to which any Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

             "Note" means a promissory note executed by the Companies in favor of a Bank pursuant to Section 2.02(b), in substantially the form of Exhibit F.

             "Notice of Borrowing" means a notice in substantially the form of Exhibit A.

             "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

             "Obligations" means all advances, debts, liabilities, obligations, covenants and duties and other Indebtedness arising under any Loan Document owing by any Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

             "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

              Offshore Rate  =                         IBOR
                                        ------------------------------------
                                        1.00 - Eurodollar Reserve Percentage

                 Where,

                 "Eurodollar Reserve Percentage" means for any day for any
             Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                 "IBOR" means the rate of interest per annum determined by
             the Agent as the rate at which dollar deposits in the approximate amount of BofA's Offshore Rate Loan for such Interest Period would be offered by BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

                 The Offshore Rate shall be adjusted automatically as to
             all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

             "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

             "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, and for any partnership, the partnership agreement, any other agreements or instruments relating to the rights or the partners of such partnership or limiting or authorizing the activities of such partnership, and all applicable resolutions of such partnership.

             "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes (except for the present excise tax imposed by the State of Washington know as the business and occupations tax to the extent that it is imposed upon the gross receipts of any Bank), charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

             "Participant" has the meaning specified in Section 11.08(d).

             "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

             "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

             "Permitted Liens" has the meaning specified in Section 8.01.

             "Permitted Swap Obligations" means all obligations (contingent or otherwise) of any Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain
         (i) any provision ("walk-away" provision) exonerating the nondefaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under Section 9.01(a).

             "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

             "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Company sponsors or maintains or to which any Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

             "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

             "Rental Expense" means, with respect to any Person, for any period, the aggregate amount of all rental and other obligations (other than rentals of automobiles or equipment of one month or less which are not renewed) required to be paid during such period by such Person as lessee under all leases of real or personal property, including all operating leases and capital leases, but excluding any amount required to be paid by the lessee (whether or not therein designated as rent or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, provided, that, if at the date of determination, any such rental or other obligations (or portion thereof) are contingent or not otherwise definitely determinable by the terms of the related lease, the amount of such obligations
         (i) shall be assumed to be equal to the amount of such obligations for the period of the 12 consecutive calendar months immediately preceding the date of determination or (ii) if the related lease was not in effect during such preceding 12-month period, shall be the amount estimated by a Responsible Officer on a reasonable basis and in good faith.

             "Reportable Event" means, any of the events set forth in
         Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

             "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

             "Responsible Officer" means, with respect to any Company, the chief executive officer or the president of such Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Company, or any other officer having substantially the same authority and responsibility.

             "Revolving Termination Date" means the earlier to occur of:

                   (a)      October 31, 2000; and

                   (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

             "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

             "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of a Company.

             "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

             "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

             "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

             "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income or gross receipts by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

             "Type" has the meaning specified in the definition of "Loan."

             "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to
         Section 412 of the Code for the applicable plan year.

             "United States" and "U.S." each means the United States of America.

             "Wholly Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by any Company, or by one or more of the other Wholly Owned Subsidiaries, or both.

         1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

             (ii) The term "including" is not limiting and means "including without limitation."

             (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

         (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and
    (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

         (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

         (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

         (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Companies, the Banks, the Issuing Bank and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks, the Issuing Bank or the Agent merely because of the Agent's or Banks' or the Issuing Bank's involvement in their preparation.

         1.03 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP; provided, that if any change in GAAP results in a change in the operation or calculation of any of Sections 8.15, 8.16, or 8.17 or any of the defined terms used therein, the Companies shall promptly notify the Agent thereof and, upon notice to Esterline by the Agent on behalf of the Majority Banks, compliance with any such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn upon instruction from the Majority Banks or such covenant is amended in a manner satisfactory to the Companies and the Majority Banks.

         (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Companies.


                                 ARTICLE II

                                THE CREDITS
                                -----------

         2.01 The Revolving Credit. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Companies from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule
    2.01 (such amount as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 11.08, the Bank's "Commitment"); provided, however, that, after giving effect to any Credit Extension, the Effective Amount of all outstanding Loans and L/C Obligations together shall not at any time exceed the combined Commitments. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.06 and reborrow under this
    Section 2.01.

         Each of the Companies understands and agrees that the commitments of the "Banks" under the Existing Facility to make advances under the Existing Facility terminate, without necessity of further act of the parties, upon execution of this Agreement by the Companies. Each of the Companies confirms and acknowledges its obligations to pay all amounts due under the Existing Facility, and each covenants and agrees that the proceeds of the initial borrowings under this Agreement shall be used to pay all principal and accrued interest (if any) and other amounts due under the Existing Facility.

         2.02 Loan Accounts. (a) The Loans made by each Bank and the Letters of Credit Issued by the Issuing Bank shall be evidenced by one or more accounts or records maintained by such Bank or the Issuing Bank, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, each Bank and the Issuing Bank, shall be conclusive absent manifest error of the amount of the Loans made by the Banks to any Company and the Letters of Credit Issued for the account of any Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

         (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by any Company with respect thereto. Each such Bank is irrevocably authorized by the Companies to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of any Company hereunder or under any such Note to such Bank.

         2.03 Procedure for Borrowing. (a) Each Borrowing shall be made upon any Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:

             (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof;

             (B) the requested Borrowing Date, which shall be a Business
         Day;

             (C) the Type of Loans comprising the Borrowing; and

             (D) with respect to Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

    provided, however, that with respect to any Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 11:00 a.m. (San Francisco time) at least one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only; and further provided that if so requested by the Agent, all Borrowings during the first 60 days following the Closing Date shall have the same Interest Period and shall be Base Rate Loans or Offshore Rate Loans for Interest Periods no longer than one month.

         (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

         (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Companies at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the Companies in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Companies by the Agent at such office by crediting the account of the Company requesting such Borrowing on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent, or if requested by such Company, by wire transfer in accordance with written instructions provided to the Agent by the Company of such funds as received by the Agent, less customary fees for such wire transfer.

         (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.

         2.04 Conversion and Continuation Elections. (a) Any Company may, upon irrevocable written notice to the Agent in accordance with Section 2.04(b):

             (i) elect to convert, as of any Business Day, any Base Rate Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Offshore Rate Loans;

             (ii) elect to convert, as of the last day of the applicable Interest Period, any Offshore Rate Loans expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Base Rate Loans; or

             (iii) elect to continue, as of the last day of the applicable Interest Period, any Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

    provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of any Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

         (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) one Business Day in advance of the Conversion/ Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

             (A) the proposed Conversion/Continuation Date;

             (B) the aggregate amount of Loans to be converted or continued;

             (C) the Type of Loans resulting from the proposed conversion or continuation; and

             (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

         (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Companies have failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, as the case may be, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period, and all conditions to such conversion shall be deemed to have been satisfied.

         (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by any Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

         (e) Unless the Majority Banks otherwise consent, during the existence of a Default or Event of Default, no Company may elect to have a Loan converted into or continued as an Offshore Rate Loan.

         (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.

         2.05 Voluntary Termination or Reduction of Commitments. Any Company may, upon five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then-outstanding principal amount of the Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section 2.05, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued commitment fees to the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

         2.06 Optional Prepayments. Subject to Section 4.04, any Company may, at any time or from time to time, upon irrevocable notice received by the Agent, in the case of Offshore Rate Loans, not less than three Business Days prior to the requested prepayment date, and, in the case of Base Rate Loans, not less than one Business Day prior to the requested prepayment date, ratably prepay Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by any Company, such Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

         2.07 Cash Collateralization; Mandatory Prepayments of Loans. If on any date the Effective Amount of L/C Obligations exceeds the L/C Commitment, the Companies shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the L/C Commitment. Subject to Section 4.04, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective Amount of all Loans and L/C Obligations together exceeds the combined Commitments, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans and L/C Advances by an amount equal to the applicable excess.

         2.08 Repayment. The Companies shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of all Loans outstanding on such date.

         2.09 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to a Company's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.

         (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Majority Banks.

         (c) Notwithstanding subsection (a) of this Section, during the existence of any Event of Default under Section 9.01(a), or 9.01(e), 9.01(k), 9.01(m), or under 9.01(c) as a consequence of the failure of the any of the Companies to observe or perform or cause to be observed or performed any term, covenant or agreement contained in Section 7.11 or Article VIII, or after acceleration, the Company shall pay interest (after as well as before any entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding two and one-half percent (2.50%) per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus two and one- half percent (2.50%); provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus two and one-half percent (2.50%). All such interest shall be payable upon demand.

         (d) Anything herein to the contrary notwithstanding, the obligations of any Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Companies shall pay such Bank interest at the highest rate permitted by applicable law.

         2.10 Fees. (a) Agency Fees. The Companies shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement between the Companies and the Agent dated as of October 31, 1996 (the "Fee Letter").

         (b) Commitment Fees. The Companies shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to such unused portion as so calculated multiplied by the Applicable Commitment Fee Percentage for such period. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each quarter commencing on October 31, 1996 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.05, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this Section shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article V are not met.

         2.11 Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

         (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Companies and the Banks in the absence of manifest error.

         2.12 Payments by the Companies. (a) All payments to be made by the Companies shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Companies shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

         (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

         (c) Unless the Agent receives notice from a Company prior to the date on which any payment is due to the Banks that the Companies will not make such payment in full as and when required, the Agent may assume that the Companies have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Companies have not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

         2.13 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Companies shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

         (b) The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

         2.14 Sharing of Payments, etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans or L/C Advances made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans or L/C Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of each Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.


                                ARTICLE III

                           THE LETTERS OF CREDIT
                           ---------------------

         3.01 The Letter of Credit Subfacility. (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to issue Letters of Credit for the account of an L/C Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of each L/C Borrower; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of and after giving effect to the Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations and Loans together exceeds (or would exceed) the combined Commitments, or (2) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective Amount of the Loans of such Bank exceeds (or would exceed) such Bank's Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the L/C Borrowers' ability to obtain Letters of Credit shall be fully revolving, and, accordingly, each L/C Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

         (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:

             (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

             (ii) the Issuing Bank has received written notice from any Bank, the Agent or any Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

             (iii) the expiry date of any requested Letter of Credit is (A) more than 360 days after the date of Issuance, or (B) after the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing;

             (iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

             (v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;

             (vi) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person;

             (vii) such Letter of Credit is in a face amount less than $50,000 (other than the Existing Letters of Credit that are in a face amount less than $50,000 and any renewals thereof) or to be denominated in a currency other than Dollars; or

             (viii) the Issuing Bank is also the Agent and the Agent shall have for any reason ceased to be the Agent pursuant to Section 11.09, in which case any other Bank may, upon the request or with the consent of Esterline, act as Issuing Bank.

         3.02 Issuance, Amendment and Renewal of Letters of Credit. (a) Each Letter of Credit shall be issued upon the irrevocable written request of the L/C Borrower received by the Issuing Bank (with a copy sent by the L/C Borrower to the Agent) at least four days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and
    (vii) such other matters as the Issuing Bank may require.

         (b) At least two Business Days prior to the Issuance of any Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from an L/C Borrower and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Agent (A) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under Section 3.01(a) as a result of the limitations set forth in clauses (1) through (3) thereof or Section 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of such L/C Borrower in accordance with the Issuing Bank's usual and customary business practices.

         (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Issuing Bank will, upon the written request of an L/C Borrower received by the Issuing Bank (with a copy sent by an L/C Borrower to the Agent) at least four (4) days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. The Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

         (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of an L/C Borrower and upon the written request of an L/C Borrower received by the Issuing Bank (with a copy sent by an L/C Borrower to the Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 3.02(d) upon the request of an L/C Borrower but the Issuing Bank shall not have received any L/C Amendment Application from such L/C Borrower with respect to such renewal or other written direction by such L/C Borrower with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Companies and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from such L/C Borrower requesting such renewal.

         (e) The Issuing Bank may, at its election (or as required by the Agent at the direction of the Majority Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

         (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

         (g) The Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

         3.03 Existing Letters of Credit; Risk Participations, Drawings and Reimbursements.

         (a) On and after the Closing Date, the Existing Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Sections 3.08(a) and 3.08(c), and reimbursement of costs and expenses to the extent provided herein, Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement. Each Bank acknowledges and agrees that the Existing Letters of Credit constitute Letters of Credit outstanding under this Agreement on and as of the Closing Date. Each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank on the Closing Date a participation in each such Letter of Credit and each drawing thereunder in an amount equal to the product of
    (i) such Bank's Pro Rata Share times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.01 and Section 2.10(b), the Existing Letters of Credit shall be deemed to utilize pro rata the Commitment of each Bank.

         (b) Immediately upon the Issuance of each Letter of Credit in addition to those described in Section 3.03(a), each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

         (c) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company. The Company shall reimburse the Issuing Bank prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Issuing Bank. In the event any Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, the Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Bank thereof, and the Companies shall be deemed to have requested that Base Rate Loans be made by each of the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the aggregate Commitments and subject to the conditions set forth in Section 5.02. Any notice given by the Issuing Bank or the Agent pursuant to this subsection 3.03(c) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

         (d) Each Bank shall upon any notice pursuant to Section 3.03(c) make available to the Agent for the account of the Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Banks shall (subject to Section 3.03(e)) each be deemed to have made a Loan consisting of a Base Rate Loan to the Companies in that amount. If any Bank so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of the amount of the drawing by no later than 2:00 p.m. (San Francisco time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

         (e) With respect to any unreimbursed drawing that is not converted into Loans consisting of Base Rate Loans to the Companies in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Companies shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus two and one-half percent (2.50%), and each Bank's payment to the Issuing Bank pursuant to Section 3.03(d) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

         (f) Each Bank's obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, any Company, any guarantor or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that without limiting any Bank's obligation to make L/C Advances hereunder, each Bank's obligation to make Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

         3.04 Repayment of Participations. (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from any Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of the Issuing Bank for such Bank's participation in the Letter of Credit pursuant to
    Section 3.03 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in like funds as those received by the Agent for the account of the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive and retain the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of the Issuing Bank.

         (b) If the Agent or the Issuing Bank is required at any time to return to any Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Company (or any other Person) to the Agent for the account of the Issuing Bank pursuant to Section 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

         3.05 Role of the Issuing Bank. (a) Each Bank and each L/C Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

         (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Majority Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

         (c) Each L/C Borrower jointly and severally hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any L/C Borrower's pursuit of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent- Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through
    (vii) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that an L/C Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to an L/C Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such L/C Borrower which such L/C Borrower proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

         3.06 Obligations Absolute. The obligations of each L/C Borrower under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

             (i) any lack of validity or enforceability of this Agreement, any L/C-Related Document or other Loan Document;

             (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of an L/C Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

             (iii) the existence of any claim, set-off, defense or other right that an L/C Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

             (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

             (v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

             (vi) any exchange, release or non perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of any L/C Borrower in respect of any Letter of Credit;

             (vii) any misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

             (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any L/C Borrower.

         3.07 Cash Collateral Pledge. Upon (a) the request of the Agent,
    (i) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (ii) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (b) the occurrence of the circumstances described in Section 2.07 requiring any L/C Borrower to Cash Collateralize Letters of Credit, then, such L/C Borrower shall immediately Cash Collateralize or cause to be Cash Collateralized the L/C Obligations in an amount equal to such L/C Obligations. Such amount, when received by the Agent, shall be held by the Agent and maintained in blocked deposit accounts at BofA as Cash Collateral for reimbursement obligations of any and all of the L/C Borrowers in respect of the L/C Obligations and for the other Obligations. Each of the Companies and each of the L/C Borrowers hereby grant to the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, a security interest in all such cash, deposit accounts and deposit account balances. After payment in full of all L/C Obligations and the expiry of all Letters of Credit, the proceeds of any Cash Collateral shall be used to satisfy any other Obligations then outstanding. Each of the L/C Borrowers shall executed and cause to be executed such further agreements, documents and instruments and shall take and cause to be taken such further actions in connection with such Cash Collateralization as the Agent may reasonably request.

         3.08 Letter of Credit Fees. (a) The Companies shall pay to the Agent for the account of each of the Banks a letter of credit fee based on the average daily maximum amount available to be drawn on outstanding Letters of Credit at a rate equal to the Applicable Margin for Offshore Rate Loans, adjusted as provided in the definition of "Applicable Margin," which fee shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date, if any).

         (b) The Companies shall pay to the Issuing Bank a letter of credit fronting fee for each Letter of Credit Issued by the Issuing Bank equal to 0.125% per annum of the face amount (or increased face amount, as the case may be) of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable on each date of Issuance of a Letter of Credit.

         (c) Each L/C Borrower shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

         3.09 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.


                                 ARTICLE IV

                   TAXES, YIELD PROTECTION AND ILLEGALITY
                   --------------------------------------

         4.01 Taxes. (a) Any and all payments by any Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Companies shall pay all Other Taxes.

         (b) If any Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

             (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

             (ii) the Companies shall make such deductions and withholdings;

             (iii) the Companies shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

             (iv) the Companies shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

         (c) The Companies agree to indemnify and hold harmless each Bank and the Agent for the full amount of i) Taxes, ii) Other Taxes, and
    iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

         (d) Within 30 days after the date of any payment by any Company of Taxes, Other Taxes or Further Taxes, the Companies shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

         (e) If any Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Companies which may thereafter accrue, if such change in the sole and absolute judgment of such Bank is not otherwise disadvantageous to such Bank.

         4.02 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Companies through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Companies that the circumstances giving rise to such determination no longer exist.

         (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Companies shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under
    Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If any Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Companies shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

         (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Companies may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

         4.03 Increased Costs and Reduction of Return. (a) If any Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to Issue, Issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Companies shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank or the Issuing Bank, additional amounts as are sufficient to compensate such Bank or such Issuing Bank for such increased costs.

         (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Companies through the Agent, the Companies shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

         4.04 Funding Losses. The Companies shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

         (a) the failure of any Company to make on a timely basis any payment of principal of any Offshore Rate Loan (including after any acceleration thereof);

         (b) the failure of any Company to borrow, continue or convert a Loan after such Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

         (c) the failure of any Company to make any prepayment in accordance with any notice delivered under Section 2.06;

         (d) the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

         (e) the conversion of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

    including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Companies to the Banks under this Section and under
    Section 4.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

         4.05 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to Section 2.09(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Companies and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Companies may revoke any Notice of Borrowing or Notice of Conversion/ Continuation then submitted by it. If the Companies do not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Companies, in the amount specified in the applicable notice submitted by the Companies, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

         4.06 Reserves on Offshore Rate Loans. The Companies shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Companies shall have received at least 15 days' prior written notice (with a copy to the Agent) of such additional costs from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

         4.07 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article IV shall deliver to the Companies (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Companies in the absence of manifest error.

         4.08 Survival. The agreements and obligations of the Companies in this Article IV shall survive the payment of all other Obligations.

                                 ARTICLE V

                            CONDITIONS PRECEDENT
                            --------------------

         5.01 Conditions of Initial Credit Extension. The obligation of each Bank (including the Issuing Bank) to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

         (a) Credit Agreement; Notes. This Agreement and, if requested by any Bank, the Notes, each executed by each party thereto;

         (b) Resolutions; Incumbency.

             (i) Copies of the resolutions of the respective boards of directors of the Companies authorizing the transactions contemplated hereby, certified as of the Closing Date by the each Company's Secretary or an Assistant Secretary, respectively; and

             (ii) A certificate of the Secretary or Assistant Secretary of each of the Companies, certifying the names and true signatures of the officers of each such Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

         (c) Organization Documents; Good Standing. Each of the following documents:

             (i) the articles or certificate of incorporation and the bylaws of each of the Companies or, if applicable, the partnership agreement, each as in effect on the Closing Date, certified by the Secretary or Assistant Secretary or general partner of each such Company as of the Closing Date; and

             (ii) a good standing certificate from the Secretary of State (or similar, applicable Governmental Authority) as of a recent date, and, if requested by the Agent or any Bank, a bring-down certificate by facsimile dated on or about the Closing Date and tax good standing certificate, (A) for Esterline, of its state of incorporation and the State of Washington, and (B) for each Company other than Esterline, of its state of incorporation;

         (d) Legal Opinions. An opinion of Bogle & Gate LLC, counsel to the Companies and the Guarantors and addressed to the Agent and the Banks, substantially in the form of Exhibit D;

         (e) Certificate. A certificate signed by a Responsible Officer of each Company, dated as of the Closing Date, stating that:

             (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

             (ii) no Default or Event of Default exists or would result from the initial Credit Extension; and

             (iii) there has occurred since October 31, 1995, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

         (f) Termination of Existing Facility. Evidence satisfactory to the Agent confirming that if any principal, interest, fees, costs or other amounts are outstanding under the Existing Facility, all such amounts have been paid in full by the Closing Date or that the Loans borrowed by the Companies on the Closing Date will be used to repay such outstanding amounts, and that the Existing Facility and the commitments of the "Banks" thereunder shall thereby terminate on the Closing Date, together with evidence satisfactory to BofA, as agent under the Existing Facility, of satisfaction or waiver by such Banks of any prior notice of such termination as required under the Existing Facility; and

         (g) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

         5.02 Conditions to All Credit Extensions. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.04 (other than pursuant to Section 2.04(c)) and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance Date:

         (a) Notice; Application. In the case of any Borrowing of Continuation/ Conversion (other than pursuant to Section 2.04(b)), the Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, and in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

         (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date, Conversion/ Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

         (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Credit Extension or continuation or conversion.

    Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by any Company hereunder shall constitute a representation and warranty by each of the Companies hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date or Issuance Date, as applicable, that the conditions in this Section 4.02 are satisfied.

                                 ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------

         Each Company represents and warrants to the Agent and each Bank that:

         6.01 Corporate Existence and Power. Each Company and each of its
    Subsidiaries:

         (a) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

         (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

         (c) is duly qualified as a foreign corporation or partnership and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

         (d) is in compliance with all Requirements of Law except to the extent to which the failure to comply would not reasonably be expected to have a Material Adverse Effect.

         6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Company of this Agreement and each other Loan Document to which each Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

         (a) contravene the terms of any of such Company's Organization
    Documents;

         (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which any Company is a party or any order, injunction, writ or decree of any Governmental Authority to which any Company or its property is subject; or

         (c) violate any Requirement of Law.

         6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Company or any of its Subsidiaries of the Agreement or any other Loan Document.

         6.04 Binding Effect. This Agreement and each other Loan Document to which any of the Companies is a party constitute the legal, valid and binding obligations of such Company, enforceable against such Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         6.05 Litigation. Except as specifically disclosed in Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Companies, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Companies, or its Subsidiaries or any of their respective properties which:

         (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) if determined adversely to any Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Company. As of the Closing Date, none of the Companies nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 9.01(e).

         6.07 ERISA Compliance.

         (a) As of the Closing Date, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent to which the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under subsection 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of each Company, nothing has occurred which would cause the loss of such qualification. As of the Closing Date, each Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b) As of the Closing Date, there are no pending or, to the best knowledge of each Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) As of the Closing Date, (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) no event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Closing Date, would create an Event of Default under
    Section 9.01(h).

         6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.07. None of the Companies nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         6.09 Title to Properties. Each Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Companies and their respective Subsidiaries is subject to no Liens, other than Permitted Liens.

         6.10 Taxes. The Companies and their respective Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Company or any Subsidiary that would, if made, have a Material Adverse Effect.

         6.11 Financial Condition. (a) The audited consolidated financial statements of Esterline and its Subsidiaries dated October 31, 1995, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

             (i) were prepared in accordance with GAAP;

             (ii) fairly present the financial condition of Esterline and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

             (iii) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of Esterline and its consolidated Subsidiaries as of the date hereof, including liabilities for taxes, material commitments and Contingent Obligations required to be disclosed in accordance with GAAP.

         (b) Since October 31, 1995, (assuming that this Agreement were in effect on such date and thereafter) there has been no Material Adverse Effect.

         6.12 Environmental Matters. Each Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof each Company has reasonably concluded that, except as specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         6.13 Regulated Entities. No Company, nor any Person controlling any Company, nor any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. No Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

         6.14 No Burdensome Restrictions. None of the Companies nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         6.15 Copyrights, Patents, Trademarks and Licenses, etc. To the best of each Company's knowledge, each Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of each Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         6.16 Subsidiaries. As of the Closing Date, no Company has any Subsidiaries other than those specifically disclosed in part (a) of
    Schedule 6.16 hereto, which shows the form of organization and ownership of each such Corporation, and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16. Each Company other than Esterline is a Wholly Owned Subsidiary of Esterline.

         6.17 Insurance. Except as specifically disclosed in Schedule 6.17, the properties of the Companies and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Company or such Subsidiary operates.

         6.18 Swap Obligations. None of the Companies nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. Each Company has voluntarily entered into each Swap Contract to which it is a party based upon its own independent assessment of its consolidated assets, liabilities and commitments, in each case as an appropriate means of mitigating and managing risks associated with such matters, and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

         6.19 Full Disclosure. To the best knowledge after due inquiry of any Responsible Officer of any of the Companies, none of the representations or warranties made by any Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of any Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                ARTICLE VII

                           AFFIRMATIVE COVENANTS
                           ---------------------

         So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

         7.01 Financial Statements. The Companies shall deliver to the Agent, in form and detail satisfactory to the Agent and the Majority Banks, with sufficient copies for each Bank:

         (a) as soon as available, but not later than March 1 of each year, a copy of the audited consolidated balance sheet of Esterline and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Deloitte & Touche or another nationally recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, and together with SEC Form 10K's for each Company required to file such form with the SEC. The Independent Auditor's opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of any Company's or any Subsidiary's records;

         (b) as soon as available, but not later than March 31, June 30, September 30 and December 31 of each year, a copy for the immediately preceding fiscal quarter of the unaudited consolidated and consolidating balance sheets of Esterline and its Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of each Company and the Subsidiaries, together with SEC Form 10Q's for each Company required to file such form with the SEC; and

         (c) as soon as available, but not later than March 1 of each year, a copy of an unaudited consolidating balance sheet of Esterline and its Subsidiaries as at the end of such year and the related consolidating statement of income, shareholders' equity and cash flows for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in Section 7.01(a).

         7.02 Certificates; Other Information. The Companies shall furnish to the Agent, with sufficient copies for each Bank:

         (a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

         (b) except for SEC Forms 10K and 10Q to be delivered pursuant to Sections 7.01(a) and (c), promptly, and in any event no later than 10 days after the same is made available to any Company's shareholders or is filed with the SEC, copies of all financial statements and reports that each Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports that each Company or any Subsidiary may make to, or file with, the SEC;

         (c) as soon as available, but in any event no later than the first to occur of (i) March 1 of each year or (ii) the date on which Esterline delivers the financial statements required to be delivered pursuant to Section 7.01(a), a copy of an annual business plan and cash budget for Esterline, together with an annual business forecast for the succeeding twelve month period, presented on a quarterly basis, in such form and in such detail as the Agent or the Majority Banks may require.

         (d) upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which any Company or any of its Subsidiaries is party; and

         (e) promptly, such additional information regarding the business, financial or corporate affairs of each Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request.

         7.03 Notices. The Companies shall promptly notify the Agent and each Bank of:

         (a) the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

         (b) any matter that has resulted or could reasonably result in a Material Adverse Effect, including: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Company or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Company or any Subsidiary; including pursuant to any applicable Environmental Laws; or (iv) the imposition of any fine or penalty by any Governmental Authority against or with respect to any facility or plants of any Company or any Subsidiary;

         (c) the occurrence of any of the following events affecting any Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Company or any ERISA Affiliate with respect to such event:

             (i) an ERISA Event;

             (ii) an increase in the Unfunded Pension Liability of any Pension Plan, including as a result of the adoption of any amendment to a Plan subject to Section 412 of the Code, that could reasonably be likely to cause or result in an Event of Default under Section 9.01(h); or

             (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by any Company or any ERISA Affiliate other than any such Plan in effect and receiving contributions as of the Closing Date.

         (d) any Acquisition, or incurring any Contractual Obligations with respect to any Acquisition, by any Company or any Subsidiary of any Company, if the aggregate cash and noncash consideration (including assumption of liabilities and including all Contingent Obligations) in connection with such Acquisition is (or could reasonably be expected to become) $10,000,000 or more; and

         (e) any Change in Control or any event or circumstance that is reasonably likely to result in any Change in Control; and

         Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action any Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

         7.04 Preservation of Corporate and Partnership Existence, etc. Each Company shall, and shall cause each Subsidiary to:

         (a) (i) preserve and maintain in full force and effect (A) its corporate or partnership existence, as the case may be, and good standing under the laws of its state or jurisdiction of incorporation or organization, and (B) all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (ii) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; provided, however, that the foregoing shall not prevent any transaction permitted by Section 8.02 or 8.03, or the termination of the existence of any Subsidiary (other than a Company) if, in the opinion of the Board of Directors of Esterline, such termination is in the best interest of Esterline and is not otherwise prohibited by this Agreement; and

         (b) preserve or renew and maintain all of its registered patents, trademarks, trade names and service marks and other intellectual property assets, the nonpreservation or nonmaintenance of which could reasonably be expected to have a Material Adverse Effect.

         7.05 Maintenance of Property. The Companies shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

         7.06 Insurance. The Companies shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         7.07 Payment of Obligations. Each Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective material obligations and liabilities, including:

         (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by each Company or such Subsidiary;

         (b) all lawful material claims which, if unpaid, would by law become a Lien upon its property; and

         (c) all Indebtedness, as and when due and payable (but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness), unless contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by each Company or such Subsidiary, except to the extent that the nonpayment thereof would not result in or reasonable be expected to result in a Material Adverse Effect.

         7.08 Compliance with Laws. The Companies shall comply, and shall cause each Subsidiary to comply, in all respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business or properties (including the Federal Fair Labor Standards
    Act), unless such noncompliance is being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by each Company or such Subsidiary with respect thereto, except to the extent any such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         7.09 Inspection of Property and Books and Records. The Companies shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of each Company and such Subsidiary. The Companies shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Companies; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Companies at any time during normal business hours and without advance notice.

         7.10 Environmental Laws. Each Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, if any noncompliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         7.11 Use of Proceeds. The Companies shall use the proceeds of the Loans for working capital, other general corporate purposes and for nonhostile Acquisitions, in each case not in contravention of any Requirement of Law or of any Loan Document; provided, however, that no Company shall directly or indirectly use the proceeds of the Loans for any Acquisition of any Person if such Acquisition has not been approved by the board of directors (or other body exercising similar authority) of such Person.

                                ARTICLE VIII

                             NEGATIVE COVENANTS
                             ------------------

         So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

         8.01 Limitation on Liens. The Companies shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

         (a) any Lien existing on property of any of the Companies or any of their respective Subsidiaries on the Closing Date securing Indebtedness outstanding on the Closing Date; provided, however, that if all such Indebtedness so secured by such Liens exceeds $1,000,000 in the aggregate on the Closing Date, then no such Liens shall be permitted under this Section 8.01(a) except for those disclosed in
    Schedule 8.01(a);

         (b) any Lien created under any Loan Document;

         (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07(a), provided that no notice of lien has been filed or recorded under the Code;

         (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

         (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

         (f) Liens on the property of any Company or its Subsidiaries securing (i) the nondelinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other nondelinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

         (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Companies and their respective Subsidiaries do not exceed $2,500,000;

         (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Companies and their respective Subsidiaries;

         (i) Liens on assets of corporations which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

         (j) purchase money security interests on any property acquired or held by any of the Companies or their respective Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed, together with Indebtedness permitted under Section 8.05(c), $10,000,000;

         (k) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

         (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any of the Companies in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by any of the Companies or any of their respective Subsidiaries to provide collateral to the depository institution; and

         (m) Liens arising pursuant to Section 412(n) of the Code or
    Section 4069(a) of ERISA if (i) the delinquent payments to which the Lien relates are made within ten (10) days after the Company or any Subsidiary learns of the failure to make payment or (ii) the obligation to make such payments is being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Companies, in accordance with GAAP.

         8.02 Disposition of Assets. The Companies shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

         (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

         (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

         (c) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Companies and their respective Subsidiaries, together, shall not exceed in any 12-month period ten percent (10%) of Consolidated Total Assets as of the end of the immediately preceding fiscal year.

         8.03 Consolidations and Mergers. The Companies shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

         (a) any Subsidiary (other than a Company) may merge with any of the Companies, provided that the Companies shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

         (b) any Subsidiary (other than a Company) may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to any of the Companies; and

         (c) any Subsidiary (other than a Company) may merge with any other Person, whether or not such Subsidiary shall be the surviving corporation, if the aggregate value of the assets of all such Subsidiaries involved in the transaction or transactions, together, does not exceed in any 12-month period ten percent (10%) of Consolidated Total Assets as of the end of the immediately preceding fiscal year.

         8.04 Loans and Investments. The Companies shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, or joint venture with, any Person including any Affiliate of any of the Companies (together, "Investments"), except for:

         (a) Investments held by any of the Companies or their respective Subsidiaries in the form of cash equivalents or short term marketable securities;

         (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business of the Companies and their Subsidiaries;

         (c) Investments not otherwise prohibited by this Agreement or any of the other Loan Documents by any Company in any other Company;

         (d) extensions of credit by any of the Companies to any of their respective Wholly Owned Subsidiaries that are not Companies, or by any of such Wholly Owned Subsidiaries to another such Wholly Owned Subsidiary, in an aggregate principal amount at any time outstanding for all such extensions of credit to such Persons not in excess of 25% of Consolidated Net Worth;

         (e) Investments not otherwise permitted pursuant to subsections
    (a), (b), (c) or (d) of this Section in, or Acquisitions of, Persons engaged in general industrial manufacturing or other lines of business substantially similar to the lines of business of Esterline or its Subsidiaries, provided that all of the following are true at the time of any such Investment or Acquisition and at the time that any of the Companies or any Subsidiary incurs any Contractual Obligation with respect to any such Investment or Acquisition:

             (i) the amount of all Investments permitted pursuant to this
         Section 8.04(e), including all Indebtedness incurred or assumed in connection with any such Investment, does not exceed in the aggregate $150,000,000;

             (ii) no Default or Event of Default shall have occurred and be continuing or result therefrom; and

             (iii) with respect to Acquisitions of any Person with annual sales revenue for the immediately preceding consecutive 12 months in excess of five percent (5%) of Esterline's consolidated sales revenue for its immediately preceding fiscal year (or, at the discretion of the Majority Banks, the immediately preceding four fiscal quarters) Esterline has presented to the Agent and the Banks pro forma financial projections, using the most recent audited historical results of the Person subject to such Acquisition and using the most recent historical results of the of the Companies and their Subsidiaries delivered to the Agent and the Banks pursuant to Section 7.01 hereof, which demonstrate to the satisfaction of the Agent and the Majority Banks that for the 12-month period following the consummation of such Acquisition, the Companies will remain in compliance with Sections 8.15, 8.16 and 8.17 of this Agreement; and

         (f) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations.

         8.05 Limitation on Indebtedness. The Companies shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

         (a) Indebtedness incurred pursuant to this Agreement;

         (b) Indebtedness existing on the Closing Date and set forth in
    Schedule 8.05(b) and any extensions and renewals of such Indebtedness on terms otherwise permitted pursuant to this Agreement, so long as the principal amount is not increased, additional collateral is not given and unsecured Indebtedness is not made secured Indebtedness;

         (c) Indebtedness secured by Liens permitted by Section 8.01(j) in an aggregate amount outstanding not to exceed $10,000,000;

         (d) Indebtedness owing by any Company to any other Company that is not otherwise prohibited by this Agreement or any of the other Loan Documents;

         (e) Indebtedness arising as a consequence of Investments permitted pursuant to Section 8.04(d); and

         (f) Indebtedness owing by a Subsidiary of Esterline that is not a Company to a Person other than Esterline or any Subsidiary of Esterline provided that the aggregate amount of all such Indebtedness outstanding at any time does not exceed 25% of Consolidated Net Worth as set forth in Esterline's quarterly or annual consolidated financial statements most recently delivered to the Agent pursuant to Section 7.01.

         (g) Indebtedness not otherwise permitted pursuant to subsection
    (a) through (f) of this Section, if (i) such Indebtedness is incurred or arises with respect to a transaction not otherwise prohibited by this Agreement and (ii) immediately upon becoming obligated with respect to such Indebtedness, the Leverage Ratio would not exceed 0.60 to 1.00.

         8.06 Transactions with Affiliates. The Companies shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Companies, except upon fair and reasonable terms no less favorable to such Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Companies or such Subsidiary.

         8.07 Use of Proceeds. (a) The Companies shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Companies or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

         (b) The Companies shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or
    (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of any of the Companies or any Affiliate of the Companies. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. SECTION24, Seventh), as amended.

         8.08 Contingent Obligations. The Companies shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

         (a) endorsements for collection or deposit in the ordinary course of business;

         (b) Permitted Swap Obligations;

         (c) Contingent Obligations of the Companies and their respective Subsidiaries existing as of the Closing Date and listed in Schedule 8.08(c); and

         (d) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business and which otherwise constitute Indebtedness permitted pursuant to Section 8.05.

         (e) Guaranty Obligations incurred in the ordinary course of business which otherwise constitute Indebtedness permitted pursuant to
    Section 8.05 and which in the aggregate do not exceed 25% of Consolidated Net Worth.

         8.09 [Intentionally omitted.]

         8.10 Restricted Payments. The Companies shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that any of the Companies may:

         (a) declare and make dividend payments or other distributions payable solely in its common stock;

         (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

         (c) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash solely out of 50% of net income of such Company and its Subsidiaries in any fiscal year and computed on a cumulative consolidated basis, provided, that, immediately after giving effect to such proposed action, no Default or Event of Default would exist.

         8.11 ERISA. The Companies shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; (b) cause or permit any Plan which is qualified under subsection 401(a) of the Code to lose such qualification; or (c) fail to make all required contributions to any Plan subject to subsection 412 of the Code; but only to the extent that any such act or failure to act, separately or together with all other such acts or failures to act, in any of the foregoing clauses (a), (b) or (c) has resulted or could reasonably expected to result in liability of the Companies in an aggregate amount in excess of $1,000,000; or (d) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA

         8.12 Change in Business. Except as permitted pursuant to Section 8.04, the Companies shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Companies and their respective Subsidiaries on the date hereof, including as a consequence of any Acquisition.

         8.13 Change in Fiscal Year. Esterline shall not change its fiscal year or the fiscal year of any of its consolidated Subsidiaries.

         8.14 [Intentionally omitted.]

         8.15 Minimum Consolidated Net Worth. The Companies shall not permit, as of the last day of any fiscal quarter, Consolidated Net Worth to be less than the sum of:

         (a) $98,000,000, plus

         (b) 50% of Consolidated Net Income from January 31, 1996 through the end of each fiscal quarter thereafter, determined quarterly on a consolidated basis and not reduced by any Consolidated Net Loss, plus

         (c) 75% of the Net Securities Proceeds arising on or after the Closing Date to the date of determination.

    As used herein, "Net Securities Proceeds" means, with respect to any sale or issuance of equity securities (whether common or preferred, options, warrant or capital appreciation rights, but excluding any sales or issuances of stock pursuant to employee stock purchase plans, employee stock option plans or other employee benefit plans), the excess of (A) the gross cash and, to the extent acceptable to the Agent and the Majority Banks, noncash proceeds received or receivable by Esterline or any Subsidiary from such disposition minus (B) the sum of
    (i) all reasonable Attorney Costs and underwriting and accounting fees and disbursements and government fees actually paid (or reasonably expected to be paid during the fiscal year in which such sale or issuance occurs) in connection with such sale or issuance which are not payable to Esterline or to any Affiliate of Esterline or any Subsidiary; (ii) all taxes actually paid in connection with such sale or issuance; and (iii) the value of such acceptable noncash proceeds.

         8.16 Maximum Leverage Ratio. The Companies shall not permit, as of the last day of any fiscal quarter, the Leverage Ratio to exceed 0.60 to 1.00.

         8.17 Minimum Fixed Charge Coverage Ratio. The Companies shall not permit, as of the last day of any fiscal quarter, the ratio of (a) EBITAR, measured for the period consisting of the four consecutive fiscal quarters ending on such day, to (b) the sum of interest expense plus Rental Expense, measured for the period consisting of the four consecutive fiscal quarters ending on such day, which were deductible in determining Consolidated Net Income or Consolidated Net Loss for such period, to be less than 2.00 to 1.00. For purposes of calculating compliance with this Section 8.17, amounts that would be included in either EBITAR or interest expense and Rental Expense on account of any Acquisitions made by any of the Companies or their Subsidiaries after January 31, 1996 will be excluded unless the Agent and the Banks have been provided with independent verification of such historical results.

                                 ARTICLE IX

                             EVENTS OF DEFAULT
                             -----------------

         9.01 Event of Default. Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. Any Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or
    (ii) within five (5) days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

         (b) Representation or Warranty. Any representation or warranty by any of the Companies or any of their respective Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any of the Companies, any of their respective Subsidiaries, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

         (c) Specific Defaults. The of the Companies fails to perform or observe any term, covenant or agreement contained in Article VII (other than any of Sections 7.06, 7.07, 7.08 or 7.10) or in Article VIII; or

         (d) Other Defaults. Any of the Companies fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to such Company by the Agent or any Bank; or

         (e) Cross-Default. (i) Any Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which any Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by such Company or such Subsidiary as a result thereof is greater than $250,000; or

         (f) Insolvency; Voluntary Proceedings. Any Company or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

         (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

         (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Companies under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC;
    (ii) any Unfunded Pension Liability with respect to any or all Pension Plans shall exist; or (iii) the Companies or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; but only to the extent that any of the foregoing, separately or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; or

         (i) Monetary Judgments. One or more noninterlocutory judgments, noninterlocutory orders, decrees or arbitration awards is entered against any of the Companies or any of their respective Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

         (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against any of the Companies or any of their respective Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (k) Change of Control. There occurs any Change of Control; or

         (l) Loss of Licenses. Any Governmental Authority revokes or fails to renew any material license, permit or franchise any of the Companies or any of their Subsidiaries, or any of the Companies or any of their respective Subsidiaries for any reason loses any material license, permit or franchise, or any of the Companies or any of their Subsidiaries suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

         (m) Adverse Change. There occurs a Material Adverse Effect; or

         (n) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement as a guarantor of the Obligations pursuant to Section 11.19, or the guaranty set forth therein is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Company as a guarantor (or any other Person) contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section occurs with respect to any Guarantor.

         9.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

         (a) declare the commitment of each Bank to make Loans to be terminated, whereupon such commitments shall be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Companies; and

         (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

         9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

         9.04 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of any Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of Sections 8.15, 8.16 or 8.17 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which such Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date such Company delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.

                                 ARTICLE X

                                 THE AGENT
                                 ---------

         10.01 Appointment and Authorization; "Agent.

         (a) Each Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Banks to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this
    Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it (including the Existing Letters of Credit) or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent," as used in this Article X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

         (c) Without limiting the generality of the foregoing subsections, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         (d) The provisions of this Article X shall survive the payment of all Obligations hereunder and inure to the benefit of BofA, including after its resignation or replacement as the Agent, as to any actions taken or omitted to be taken by BofA while it was the Agent.

         10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         10.03 Liability of Agent. None of the Agent-Related Persons shall
    (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by any of the Companies or any Subsidiary or Affiliate of the Companies, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Companies or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Companies or any of their Subsidiaries or Affiliates.

         10.04 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Companies), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

         10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article IX; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

         10.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Companies and their respective Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Companies and their respective Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Companies hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Companies and their respective Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Companies which may come into the possession of any of the Agent-Related Persons.

         10.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Companies and without limiting the obligation of the Companies to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Companies. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

         10.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and their respective Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding any of the Companies or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

         10.09 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Companies, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

         10.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

             (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

             (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

             (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

    Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Companies to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Companies to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

         (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Companies to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

         (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

         (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                                 ARTICLE XI

                               MISCELLANEOUS
                               -------------

         11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Companies or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Agent at the written request of the Majority Banks) and the Companies and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and Companies and acknowledged by the Agent, do any of the following:

         (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 9.02);

         (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

         (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

         (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

         (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks;

    and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

         11.02 Notices. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Companies by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Companies or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Companies and the Agent.

         (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or X to the Agent shall not be effective until actually received by the Agent.

         (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Companies. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by any of the Companies to give such notice and the Agent and the Banks shall not have any liability to any of the Companies or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Companies to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

         11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

         11.04 Costs and Expenses. The Companies shall:

         (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent) and the Arranger within five Business Days after demand for all costs and expenses incurred by BofA (including in its capacity as Agent) or the Arranger in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto; and

         (b) pay or reimburse the Agent, the Arranger and each Bank within five Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

         11.05 Indemnity.

         (a) General Indemnity. Whether or not the transactions contemplated hereby are consummated, the Companies shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Companies shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

         (b) Environmental Indemnity.

             (i) The Companies hereby agree to indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property of any of the Companies or any of their respective Subsidiaries. No action taken by legal counsel chosen by the Agent or any Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Companies' obligation and duty hereunder to indemnify and hold harmless the Agent and each Bank.

             (ii) In no event shall any site visit, observation, or testing by the Agent or any Bank be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any Environmental Law. Neither the Companies nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Bank. Neither the Agent nor any Bank owes any duty of care to protect the Companies or any other Person against, or to inform the Companies or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Agent nor any Bank shall be obligated to disclose to the Companies or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Bank.

         (c) Survival; Defense. The obligations in this Section 11.05 shall survive payment of all other Obligations. At the election of any Indemnified Person, each of the Companies shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Companies.

         (d) Existing Indemnification Rights. All rights of the Agent and the Banks in respect of any indemnification and otherwise for reimbursement or payment of any losses, costs, charges, expenses or disbursements (including Attorney Costs) under or in respect of the Existing Facility shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         11.06 Payments Set Aside. To the extent that any of the Companies makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

         11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that none of the Companies may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

         11.08 Assignments, Participations, etc. (a) Any Bank may, with the written consent of the Agent and with the written consent of Esterline at all times other than during the existence of an Event of Default, which consent of Esterline, if required, shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of Esterline or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $3,000,000; provided, however, that the Companies and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Esterline and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to Esterline and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500. If the consent of the Agent and of Esterline shall be required for any such assignment, the Bank proposing to make such assignment shall give the Agent and Esterline no less than 20 calendar days notice of such requested consent.

         (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above- referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

         (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee and requesting new Notes (and provided that it consents to such assignment in accordance with Section 11.08(a)), the Companies shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

         (d) Any Bank may, with the written consent of Esterline at all times other than during the existence of an Event of Default, which consent of Esterline, if required, shall not be unreasonably withheld, at any time sell to one or more commercial banks or other Persons not Affiliates of the Companies (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Companies and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as pursuant to subsections (a), (b) or (c) of the first proviso to Section 11.01, in which event such Participant shall (if agreed by the originating Bank) be entitled to vote with respect to such amendment, consent or waiver. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 as though it were also a Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement. If the consent of the Esterline shall be required for any such participation, the Bank proposing to make such participation shall give the Agent and Esterline no less than 20 calendar days notice of such requested consent.

         (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR SECTION203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

         11.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Companies and provided to it by any of the Companies or any of their respective Subsidiaries, or by the Agent on such Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with any of the Companies or any of their respective Subsidiaries; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a nonconfidential basis from a source other than the Companies, provided that such source is not bound by a confidentiality agreement with the Companies known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law;
    (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any of the Companies or any of their respective Subsidiaries is party to or is deemed party to with such Bank or such Affiliate; and (I) to its Affiliates.

         11.10 Set-off In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Companies, any such notice being waived by the Companies to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Companies against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Companies and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         11.11 [Intentionally Omitted]

         11.12 Notification of Addresses, Lending Offices, etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

         11.13 Termination of the Facility A Commitment under Existing Facility. Pursuant to Section 6.3 of the Existing Facility, the Companies hereby terminate the Facility A Commitment (as that term is defined in the Existing Facility) as of the Closing Date, and the Banks that are "Banks" under the Existing Facility hereby waive the prior notice requirement in Section 6.3 for such termination. The Company agrees to pay, on the date hereof, all accrued commitment fees under the Existing Facility to the Closing Date.

         11.14 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

         11.15 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         11.16 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Companies, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

         11.17 Governing Law and Jurisdiction.

         (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANIES, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANIES, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANIES, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

         11.18 Waiver of Jury Trial. THE COMPANIES, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT- RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANIES, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         11.19 Guaranty.

         (a) Guaranty. Each of the Companies, in its capacity as a Guarantor, unconditionally and irrevocably guarantees to the Agent, the Issuing Bank and the Banks, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations of each Company (other than such Guarantor) to the Agent, the Issuing Bank and the Banks (the "Guaranteed Obligations"). The Guaranteed Obligations do not include any of the direct obligations or indebtedness of the Guarantor as a borrower (or an L/C Borrower) under the Credit Agreement to the Issuing Bank, any of the Banks or the Agent. The Guaranteed Obligations include interest which, but for an Insolvency Proceeding, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Company for such interest in any such Insolvency Proceeding.

         (b) Separate Obligation. Each Guarantor acknowledges and agrees
    (i) that the Guaranteed Obligations are separate and distinct from any indebtedness, obligations or liabilities arising under or in connection with any other agreement, instrument or guaranty, including under any provision of this Agreement other than this Section 11.19, executed at any time by the Guarantor in favor of the Agent, the Issuing Bank or any of the Banks, and (ii) the Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 11.19, and the Agent, the Issuing Bank and the Banks may enforce any and all of their rights and remedies hereunder, without regard to any other agreement, instrument or guaranty, including any provision of this Agreement other than this Section 11.19, at any time executed by the Guarantor in favor of the Agent, the Issuing Bank or any of the Banks, regardless of whether or not any such other agreement, instrument or guaranty, or any provision thereof or hereof, shall for any reason become unenforceable or any of the indebtedness, obligations or liabilities thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Guarantor acknowledges that in providing benefits to the Companies and the Guarantor, the Agent, the Issuing Bank and the Banks are relying upon the enforceability of this Section 11.19 and the Guaranteed Obligations as separate and distinct indebtedness, obligations and liabilities of the Guarantor, and each Guarantor agrees that the Agent, the Issuing Bank and the Banks would be denied the full benefit of their bargain if at any time this Section 11.19 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of the Companies and the Guarantors and shall in no way impair or adversely affect the rights or benefits of the Banks, the L/C Bank or the Agent under this Section 11.19. Each Guarantor agrees to execute and deliver a separate agreement, immediately upon request at any time of the Agent or any Bank, evidencing the Guarantor's obligations under this Section 11.19. Upon the occurrence of any Event of Default, a separate action or actions may be brought against the Guarantor, whether or not any other Company or any other guarantor or Person is joined therein or a separate action or actions are brought against any Company or any such other guarantor or Person.

         (c) Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the California Uniform Fraudulent Transfer Act and Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of the Guarantor's liability with respect to the Guaranteed Obligations which the Agent, the Issuing Bank or the Banks can enforce under this Section 11.19, the Agent, the Issuing Bank and the Banks by their acceptance hereof accept such limitation on the amount of the Guarantor's liability hereunder to the extent needed to make this
    Section 11.19 fully enforceable and nonavoidable.

         (d) Liability of Guarantor. The liability of the Guarantor under this Section 11.19 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

             (i) each Guarantor's liability hereunder shall be the immediate, direct, and primary obligation of the Guarantor and shall not be contingent upon the Agent's, the Issuing Bank's or any Bank's exercise or enforcement of any remedy it may have against any of the other Companies or any other Person, or against any collateral or other security for any Guaranteed Obligations;

             (ii) this Guaranty is a guaranty of payment when due and not merely of collectibility;

             (iii) the Agent, the Issuing Bank and the Banks may enforce this Section 11.19 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among the Agent, the Issuing Bank and the Banks and any Company with respect to the existence of such Event of Default;

             (iv) the Guarantor's payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor's liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

             (v) the Guarantor's liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any of the following events:

                 (A) any Insolvency Proceeding;

                 (B) any limitation, discharge, or cessation of the
             liability of the any Company or any other guarantor or Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

                 (C) any merger, acquisition, consolidation or change in
             structure of any Company or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Company or any other guarantor or other Person; (D) any assignment or other transfer, in whole or in part, of the Agent's, the Issuing Bank's or any Bank's interests in and rights under this Guaranty or the other Loan Documents;

                 (E) any claim, defense, counterclaim or setoff, other than that of prior performance, that any Company, the Guarantor, any other guarantor or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

                 (F) the Agent's, the Issuing Bank's or any Bank's
             amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

                 (G) the Agent's, the Issuing Bank's or any Bank's exercise or nonexercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

                 (H) the Agent's, the Issuing Bank's or any Bank's vote,
             claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding;

                 (I) any other guaranty, whether by the Guarantor or any
             other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of any Company to the Agent or the Banks.

         (e) Consents of Guarantor. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from the
    Guarantor:

             (i) the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of any Company under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

             (ii) the time for any Company's (or any other Person's) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Agent, the Issuing Bank and the Banks may deem proper;

             (iii) the Agent, the Issuing Bank and the Banks may request and accept other guaranties and may take and hold other security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

             (iv) the Agent, the Issuing Bank and the Banks may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of the Guarantor against any Company;

         (f) Guarantor's Waivers. Each Guarantor waives and agrees not to assert:

             (i) any right to require the Agent, the Issuing Bank or any Bank to proceed against any Company, any other guarantor or any other Person, or to pursue any other right, remedy, power or privilege of the Agent, the Issuing Bank or any Bank whatsoever;

             (ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

             (iii) any defense arising by reason of any lack of corporate or other authority or any other defense of any Company, the Guarantor or any other Person;

             (iv) any defense based upon the Agent's, the Issuing Bank's or any Bank's errors or omissions in the administration of the Guaranteed Obligations;

             (v) any rights to set-offs and counterclaims;

             (vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Section 11.19, including any and all benefits that otherwise might be available to the Guarantor under California Civil Code SECTIONS 1432, 2809, 2810, 2815,
         2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 and California
         Code of Civil Procedure SECTIONS 580a, 580b, 580d and 726;
         and

             (vii) any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Agent, the Issuing Bank and the Banks upon this guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon any Company, each Guarantor or any other Person with respect to the Guaranteed Obligations.

         (g) Financial Condition of Borrower. No Guarantor shall have any right to require the Agent, the Issuing Bank or the Banks to obtain or disclose any information with respect to: the financial condition or character of any Company or the ability of any Company to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of the Agent, the Issuing Bank or the Banks or any other Person; or any other matter, fact or occurrence whatsoever. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of any Company and all other matters pertaining to this guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of the Agent, the Issuing Bank or any Bank with respect thereto.

         (h) Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitments shall be terminated, the Guarantor shall not have, and shall not directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Section 11.19, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 11.19 or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of the Banks, the Issuing Bank or the Agent as against any Company or other guarantors, whether in connection with this Section 11.19, any of the other Loan Documents or otherwise. If any amount shall be paid to the Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Agent, the Issuing Bank and the Banks and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

         (i) Subordination. All payments on account of all indebtedness, liabilities and other obligations of any of the Companies to the Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the "Subordinated Debt") shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations shall remain outstanding and unpaid, the Guarantor shall not accept or receive any payment or distribution by or on behalf of any Company, directly or indirectly, or assets of any Company, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subordinated Debt ("Subordinated Debt Payments"), except that prior to the occurrence of any Default, the Guarantor shall be entitled to accept and receive regularly scheduled payments on the Subordinated Debt, in accordance with past business practices of the Guarantor and the Companies and not in contravention of the terms of the Loan Documents.

    In the event that any Subordinated Debt Payments shall be received in contravention of this Section, such Subordinated Debt Payments shall be held in trust for the benefit of the Agent, the Issuing Bank and the Banks and shall be paid over or delivered to the Agent for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section after giving effect to any concurrent payments or distributions to the Agent, the Issuing Bank and the Banks in respect of the Guaranteed Obligations.

         (j) Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Guarantor until actual receipt by the Agent of written notice from such Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until noon on the day five Business Days following such receipt); provided that no revocation or termination of this Guaranty shall affect in any way any rights of the Agent, the Issuing Bank and the Banks hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any of the Issuing Bank or the Banks in existence as of the date of such revocation (collectively, "Existing Guaranteed Obligations"), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

         (k) Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of any Company (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to any Company, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code or other state or federal law), or must otherwise be restored by the Agent, the Issuing Bank or any Bank, whether as a result of Insolvency Proceedings or otherwise. All losses, damages, costs and expenses that the Agent, the Issuing Bank or the Banks may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of the Banks, the Issuing Bank and the Agent contained in Section 11.05.

         (l) Substantial Benefits. The funds that have been borrowed from the Banks by the Companies, and the Issuance of any Letter of Credit by the Issuing Bank, have been and are to be contemporaneously used for the benefit of the Companies and the Guarantor. It is the position, intent and expectation of the parties that the Companies and the Guarantor have derived and will derive significant and substantial benefits from the accommodations that have been made by the Banks and the Issuing Bank under the Loan Documents. The Guarantor has received at least "reasonably equivalent value" (as such phrase is used in Section 548 of the Bankruptcy Code, in Section 3439.04 of the California Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Loan Documents to which it is a party. Immediately prior to and after and giving effect to the incurrence of the Guarantor's obligations under this Guaranty the Guarantor will be solvent.

         (m) Knowing and Explicit Waivers. EACH GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 11.19. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN, ARE MADE WITH FULL KNOWLEDGE OF THEIR SIGNIFICANCE AND CONSEQUENCES, AND THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING WHICH EACH GUARANTOR EXPECTS TO BE FULLY ENFORCEABLE.

    If, while any Subordinated Debt is outstanding, any Insolvency Proceeding is commenced by or against any Company or its property, the Agent, when so instructed by the Issuing Bank and the Majority Banks, is hereby irrevocably authorized and empowered (in the name of the Issuing Bank and the Banks or in the name of the Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Agent the Issuing Bank and the Banks; and each Guarantor shall promptly take such action as the Agent (on instruction from the Issuing Bank and the Majority Banks) may reasonably request (A) to collect the Subordinated Debt for the account of the Issuing Bank and the Banks and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to the Agent, such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and
    (C) to collect and receive any and all Subordinated Debt Payments.

         11.20 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Companies, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.


    ESTERLINE TECHNOLOGIES CORPORATION     KORRY ELECTRONICS CO.

    By  /s/ R. W. Stevenson                By  /s/ R. W. Stevenson
      --------------------------------         ------------------------------
    Title  E.V. P. & C.F.O.                Title  V. P.
           ---------------------------            ---------------------------


    ARMTEC DEFENSE PRODUCTS CO.            MIDCON CABLES CO.

    By  /s/ R. W. Stevenson
      --------------------------------     By  /s/ R. W. Stevenson
    Title  V. P.                               ------------------------------
           ---------------------------     Title  V. P.
                                                  ---------------------------

    EQUIPMENT SALES CO.                     TA MFG. CO.

    By  /s/ R. W. Stevenson                 By  /s/ R. W. Stevenson
        ------------------------------          -----------------------------
    Title  V. P.                            Title  V. P.
           ---------------------------             --------------------------


    ANGUS ELECTRONICS CO.                   TULON CO.

    By  /s/ R. W. Stevenson                 By  /s/ R. W. Stevenson
        ------------------------------          -----------------------------
    Title  V. P.                            Title  V. P.
           ---------------------------             --------------------------


    EXCELLON AUTOMATION CO.                 W.A. WHITNEY CO.

    By  /s/ R. W. Stevenson                 By  /s/ R. W. Stevenson
        ------------------------------          -----------------------------
    Title  V. P.                            Title  V. P.
           ---------------------------             --------------------------


    FEDERAL PRODUCTS CO.                    MASON ELECTRIC CO.

    By  /s/ R. W. Stevenson                 By  /s/ R. W. Stevenson
        ------------------------------          -----------------------------
    Title  V. P.                            Title  V. P.
           ---------------------------             --------------------------


    HYTEK FINISHES CO.
    By  /s/ R. W. Stevenson
        ------------------------------
    Title  V. P.
           ---------------------------


     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent

     By  /s/ Maria Vickroy-Peralta
         ------------------------------
     Title  Vice President
            ---------------------------

     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Issuing Bank

     By  /s/ Maria Vickroy-Peralta
         ------------------------------
     Title  Vice President
            ---------------------------

     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as a Bank

     By  /s/ Maria Vickroy-Peralta
         ------------------------------
     Title  Vice President
            ---------------------------

     THE BANK OF TOKYO-MITSUBISHI, LTD., SEATTLE BRANCH

     By  /s/ David Purcell
         ------------------------------
     Title  Vice President
            ---------------------------


      BANK OF AMERICA NW, N.A., DBA SEAFIRST BANK

      By  /s/ Paul R. Rollins
          -----------------------------
      Title  Senior Vice President
             --------------------------

      U.S. BANK OF WASHINGTON, N.A.

      By  /s/ Peter Bentley
          -----------------------------
      Title  Senior Vice President
             --------------------------

      WELLS FARGO BANK, N.A.

      By /s/ Donald H. Ralston
         ------------------------------
      Title  Vice President
             --------------------------